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                                                                      EXHIBIT 99


[NOBLE INTERNATIONAL, LTD. LOGO]



               NOBLE INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS

WARREN, MI - May 7, 2003 - Noble International, Ltd. (the "Company") (NASDAQ:
NOBL) today confirmed previously announced revenue from continuing operations of $40.8 million and net income from continuing operations of $2.0 million or $0.25 per diluted share for the three months ended March 31, 2003.

CONTINUING OPERATIONS

Revenue from continuing operations for the three months ended March 31, 2003 increased 50% to $40.8 million from $27.3 million for the same period in 2002. The increase in revenue was primarily from the Company's automotive business and resulted from higher production volumes on certain vehicles, higher steel sales and sales from new product launches. Net income from continuing operations for the three months ended March 31, 2003 increased 46% to $2.0 million from $1.4 million in the first quarter of 2002. The increase in net income was primarily the result of the increased revenues as well as improvements in production efficiencies.

Included in the net income from continuing operations for the first quarter of 2003 is a restructuring charge of $0.4 million, net of tax, or $.05 per diluted share related to severance commitments for staff reductions from continuing operations. Excluding the restructuring charge, selling, general and administrative expenses were $2.8 million or 6.8% of net sales as compared to $2.2 million or 8.2% of net sales in the first quarter of 2002. Excluding the restructuring charge, operating profit for the quarter ending March 31, 2003, was $3.9 million or 9.5% of net sales as compared to $2.2 million or 8.1% of net sales in the first quarter of 2002. Net income from continuing operations before the restructuring charge was $2.5 million or 6% of net sales as compared to $1.4 million or 5.1% of net sales for the first quarter of 2002.

Commenting on the accomplishments and results of the quarter, Christopher L. Morin, President and Chief Operating Officer, stated, "As a management team, we are very excited about focusing on the growth and profitability of our core automotive business. Despite lower automotive industry production volumes, we continue to grow revenue as we launch new products and applications. We are pleased with our leading market position and prospects for winning new business."

DIVESTITURES AND DISCONTINUED OPERATIONS

In the fourth quarter of 2002, the Company made the strategic decision to exit its non-core businesses and focus management's attention and resources on its core automotive operations. To that end, the Company successfully divested of its heavy equipment and logistics operations. In March 2003, the Company completed the sale of its logistics business for approximately $11.0 million in cash and notes. In addition, the Company expects to recapture taxes paid on capital gains and ordinary income from current and prior periods totaling approximately $7.2 million. The results of the operations of the logistics business during the first quarter and the loss on the sale of this segment are included in the loss on the sale of discontinued operations. While the Company has included in the loss from discontinued operations estimates for expenses to be paid post closing


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related to the sale of its logistics business, there may be some additional trailing expenses as the actual expenses are incurred over the next several months.

Over the last six months, the Company has reduced senior debt by 20%, net of approximately $8.0 million in capital expenditures invested primarily in the launch of new business.

Commenting further, Mr. Morin stated, "As we execute our strategy, an equally important focus for the Company over the next twelve months will be on generating cash from operations and reducing our debt levels while fulfilling our capital expenditure requirements relating to new business being launched this year."

In conjunction with the release of its operating results, Noble invites you to listen to its conference call which will be broadcast live over the Internet on Monday, May 12, 2003 at 9:00 a.m. Eastern Time with Christopher Morin.

What:    Noble International, Ltd. First Quarter 2003 Conference Call

When:    May 12, 2003 at 9:00 a.m. Eastern Time

Where:   http://www.firstcallevents.com/service/ajwz381595878gf12.html


How: Live over the Internet - simply log on to the web at the address above (questions will not be taken over the Internet).

If you are unable to listen during the live webcast, the call will be archived until May 16, 2003 at www.nobleintl.com. To access the replay, click on Investor Relations.

(Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/ default.asp and at least a 28.8 kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or

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other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

David V. Harper
Noble International, Ltd.
(586) 751-5600


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                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (Unaudited, in thousands, except per share data)

                                                                      THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                  --------------------------
                                                                      2003           2002
--------------------------------------------------------------------------------------------
Net sales                                                              40,848         27,288
Cost of sales                                                          34,174         22,831
                                                                  -----------    -----------
    Gross margin                                                        6,674          4,457
Selling, general and administrative expenses                            3,428          2,243
                                                                  -----------    -----------
    Operating profit                                                    3,246          2,214
Interest income                                                           155            245
Interest expense                                                         (346)          (276)
Other, net                                                                 (2)            (5)
                                                                  -----------    -----------
    Earnings from continuing operations before income taxes             3,053          2,178
Income tax expense                                                      1,018            779
Preferred stock dividends                                                  --             10
                                                                  -----------    -----------
    Earnings on common shares from continuing operations                2,035          1,389
Discontinued operations:
Earnings (loss) from discontinued operations                             (807)           221
Loss on sale of discontinued operations                                  (678)            --
                                                                  -----------    -----------
    Net earnings on common shares                                 $       550    $     1,610
                                                                  ===========    ===========

BASIC EARNINGS PER COMMON SHARE:
    Earnings per share from continuing operations                 $      0.26    $      0.21
    Earnings (loss) from discontinued operations                        (0.10)          0.03
    Loss on sale of discontinued operations                             (0.09)            --
                                                                  -----------    -----------
    Basic earnings per common share                               $      0.07    $      0.24
                                                                  ===========    ===========

DILUTED EARNINGS PER COMMON SHARE
    Earnings per share from continuing operations                 $      0.25    $      0.19
    Earnings (loss) from discontinued operations                        (0.09)          0.03
    Loss on sale of discontinued operations                             (0.08)            --
                                                                  -----------    -----------
    Diluted earnings per common share                             $      0.08    $      0.22
                                                                  ===========    ===========

    Dividends declared and paid                                   $     0.080    $     0.080
                                                                  ===========    ===========

Basic weighted average common shares outstanding                    7,722,877      6,729,905
Diluted weighted average common shares outstanding                  8,910,859      8,111,888

EBITDA - Continuing Operations                                    $     5,046    $     3,831
                                                                  ===========    ===========




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                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                          MARCH 31,   DECEMBER 31
                                                            2003          2002
                                                         (unaudited)
                                                         -----------  -----------
ASSETS
Current Assets:
      Cash and cash equivalents                          $   1,156    $   1,154
      Accounts receivable, trade - net                      30,924       22,992
      Note receivable                                        5,375         --
      Inventories                                           11,466        9,363
      Deferred income taxes                                  6,949        6,217
      Income taxes refundable                                  250          250
      Prepaid expenses                                       3,168        2,555
                                                         ---------    ---------
Total Current Assets                                        59,288       42,531

Property, Plant & Equipment, net                            49,361       47,762

Other Assets:
      Goodwill, net                                         15,690       15,690
      Covenants not to compete, net                            333          383
      Note receivable, long term                             4,000           --
      Other assets, net                                     10,374       10,487
                                                         ---------    ---------
Total Other Assets                                          30,397       26,560
Assets Held for Sale                                         1,084       13,098
                                                         ---------    ---------
TOTAL  ASSETS                                            $ 140,130    $ 129,951
                                                         =========    =========

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable                                   $  24,287    $  19,830
      Accrued liabilities                                    7,774        5,685
      Current maturities of long-term debt                   8,421        8,414
      Income taxes payable                                       6           --
                                                         ---------    ---------
Total Current Liabilities                                   40,488       33,929

Long-Term Liabilities:
      Deferred income taxes                                  2,015        2,006
      Convertible subordinated debentures                   16,037       16,037
      Long-term debt, excluding current maturities          39,300       33,234
                                                         ---------    ---------
Total Long-Term Liabilities                                 57,352       51,277
Liabilities Held for Sale                                       --        2,684
STOCKHOLDERS' EQUITY
      Common stock                                               9            9
      Additional paid-in capital                            32,930       32,874
      Retained earnings                                      9,686        9,755
      Accumulated comprehensive loss, net                     (335)        (577)
                                                         ---------    ---------
TOTAL STOCKHOLDERS' EQUITY                                  42,290       42,061
                                                         ---------    ---------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                 $ 140,130    $ 129,951
                                                         =========    =========